UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 15, 2012 (November 13, 2012)
GAMESTOP CORP.
(Exact name of registrant as specified in its charter)
Delaware	1-32637	20-2733559
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

625 Westport Parkway, Grapevine, TX		76051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(817) 424-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On Nov. 15, 2012, GameStop Corp. (“the Company”) issued a press release announcing its financial results for its third quarter ended Oct. 27, 2012.  A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report, including the exhibit, shall not be incorporated by reference into any filing of GameStop Corp., whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth therein.

Item 8.01	Other Events.

On Nov. 13, 2012, GameStop Corp.’s Board of Directors approved a cash dividend to its stockholders. The quarterly dividend of $0.25 per share will be paid on Dec. 12, 2012 to stockholders of record on the close of business on Nov. 28, 2012. Additionally, GameStop Corp. announced that its Board of Directors has authorized $500 million of funds to be used in the Company’s share repurchase plan. This new authorization replaces the $500 million stock repurchase plan announced in March 2012, which had approximately $241.6 million remaining at the time of the new authorization. These announcements were included in a press release distributed on Nov. 15, 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Under the repurchase program, the Company may purchase shares of issued and outstanding Class A Common Stock, par value $0.001 per share, through open market purchases or privately negotiated transactions in compliance with Securities and Exchange Commission regulations and other legal requirements.

The timing and actual amount of share repurchases will depend on several factors including price, capital availability and other market conditions. This repurchase program does not have any specific limitations and may be suspended or terminated at any time.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

99.1                Press Release issued by GameStop Corp., dated Nov. 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date:	November 15, 2012
/s/ Robert A. Lloyd
		Name:	Robert A. Lloyd
		Title:	Executive Vice President &
Chief Financial Officer

GAMESTOP CORP.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by GameStop Corp., dated Nov. 15, 2012.